Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Managing Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2020 SECOND QUARTER RESULTS

•	GENERATES SECOND QUARTER NET INCOME OF $11.1 MILLION AND EARNINGS PER DILUTED SHARE OF $0.52

•	REINSTATES QUARTERLY CASH DIVIDEND

•	FISCAL JULY SAME STORE SALES INCREASE 31.9%

•	REVOLVER BORROWINGS OF ZERO, WITH CASH POSITION OF APPROXIMATELY $38 MILLION AS OF THE END OF FISCAL JULY

EL SEGUNDO, Calif., July 28, 2020 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported financial results for the fiscal 2020 second quarter ended June 28, 2020, and provided an update on fiscal 2020 third quarter results to date.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said, “We produced strong second quarter earnings while managing the business through extreme disruption caused by COVID-19, which included widespread store closures and significant shifts in consumer demand. Our ability to successfully navigate this fluid environment speaks to the strength of our team and the fundamental principles that have guided Big 5 for decades – convenience, value, service and selection. Customers are engaging with us in their local neighborhoods in a safe and inviting manner, attracted to our diverse merchandise assortment and compelling values. Our buying and distribution teams have done an incredible job recognizing and rapidly responding to the shifts in consumer demand, and our store and field operations teams have worked tirelessly to adapt to the changing environment so we could continue to serve our customers safely as an essential business during this critical period.”

Mr. Miller continued, “The momentum that we saw in our business over the back half of the second quarter has accelerated in the third quarter, with same store sales increasing 31.9% for our fiscal July period, which ended on July 26. Strong sales across a broad array of categories and throughout our geographic markets, combined with the continuation of certain cost reductions that we implemented in response to the pandemic, have positioned us to drive significant operating leverage and earnings per share for the third quarter. The improved financial performance has carried over to our balance sheet, reflecting our very healthy capital structure, with no debt and a cash position of approximately $38 million as of the end of our fiscal July period. We are pleased that our strong recent performance and solid financial condition have positioned us to reinstate our quarterly dividend. While the circumstances created by COVID-19 are unprecedented, we are confident in our ability to respond to future challenges by applying lessons learned from our recent experience and success.”

Second Quarter Fiscal 2020

As previously reported, same store sales decreased 4.2% for the second quarter of fiscal 2020, compared to a 0.7% increase for the second quarter of fiscal 2019. Over the first half of the second quarter, same store sales decreased by 28.2%, primarily due to the impacts of the COVID-19 pandemic, which forced the Company to operate with a highly reduced store count. Over the second half of the second quarter, as the Company reopened its stores, same store sales increased by 15.5% compared to the prior year period. Net sales for the fiscal 2020 second quarter were $227.9 million compared to net sales of $241.0 million for the second quarter of fiscal 2019.

Gross profit for the fiscal 2020 second quarter was $72.2 million, compared to $73.1 million in the second quarter of the prior year. The Company’s gross profit margin was 31.7% in the fiscal 2020 second quarter versus 30.3% in the second quarter of the prior year. The increase in gross profit margin largely reflects higher merchandise margins, which increased 173 basis points versus the prior year period, with strong margin performance in May and June as the Company’s product mix favored higher margin categories and promotional activity was more limited. Gross profit margin also reflects reduced warehousing and store occupancy costs attributable to the Company’s cost containment efforts, partially offset by lower distribution costs capitalized into inventory for the quarter.

Selling and administrative expense decreased $13.8 million in the fiscal 2020 second quarter versus the prior year period primarily due to a combination of lower employee labor expense reflecting reduced store operating hours and lower advertising expense during the period. As a percentage of net sales, selling and administrative expense decreased to 25.6%, versus 30.0% in the prior year, as a result of the cost containment measures and despite lower sales volume in the second quarter.

Net income for the second quarter of fiscal 2020 was $11.1 million, or $0.52 per diluted share, including a net benefit of approximately $0.13 per diluted share related to rent abatement savings and a recovery in eminent domain litigation, partially offset by the expense associated with the special employee recognition bonus awards previously announced. This compares to break-even net income for the second quarter of fiscal 2019 of $0.00 per diluted share, including a $0.03 per diluted share benefit for the termination of a software contract.

For the 26-week period ended June 28, 2020, net sales were $445.7 million compared to net sales of $486.3 million in the first 26 weeks of last year. Same store sales decreased 7.5% in the first half of fiscal 2020 versus the comparable period last year. Net income for the first 26 weeks of fiscal 2020 was $6.5 million, or $0.31 per diluted share, including the net benefit in the second quarter as noted above. This compares to net income for the first 26 weeks of fiscal 2019 of $1.7 million, or $0.08 per diluted share, including a net benefit of $0.01 per diluted share for the software contract termination, partially offset by the write-off of deferred tax assets.

As previously announced, the Company’s merchandise inventories at the end of the fiscal 2020 second quarter decreased 15.0% compared to the prior year. The Company completed the fiscal 2020 second quarter with borrowings under its revolving credit facility, net of cash, of approximately $18 million, reflecting a $38 million improvement on a year-over-year basis and a $62 million improvement compared to the end of the fiscal 2020 first quarter.

Third Quarter Update

Same store sales for the Company’s fiscal July 2020 period increased 31.9% versus the prior year period. Merchandise margins continue to trend positively for the fiscal 2020 third quarter-to-date period compared to the prior year period, reflecting less promotional activity and shifts in the product mix.

The Company is benefiting in the third quarter from certain aspects of its expense reduction initiatives that were implemented in response to the uncertainties of COVID-19, including continued labor expense savings due to reduced store operating hours and advertising expense savings due to significantly reduced advertising activity. The Company expects these savings to contribute to significant operating leverage potential for the third quarter.

As of the end of its July 2020 fiscal period, the Company had zero revolving credit borrowings, while holding a cash position of approximately $38 million, reflecting a $57.7 million reduction in borrowings on a year-over-year basis and a $35.0 million reduction compared to the end of the fiscal 2020 second quarter. Inventory levels have decreased approximately 20% as of the end of its July 2020 fiscal period compared to the prior year.

Cash Dividend

In light of the current strength of the Company’s business, cash flow generation, and balance sheet, the Company’s Board of Directors is reinstating its quarterly cash dividend at the previous rate of $0.05 per share of outstanding common stock. The Company has declared a cash dividend of $0.10 per share of outstanding common stock, which will be paid on September 15, 2020 to stockholders of record as of September 1, 2020. This $0.10 cash dividend reflects the Company’s reinstated quarterly cash dividend of $0.05 per share for the third quarter, and also includes an additional $0.05 per share in recognition that the Company did not pay a dividend in the second fiscal quarter as it engaged in various efforts to conserve cash in response to the uncertainties of COVID-19.

Third Quarter Outlook

As discussed in this release and the Company’s other public filings, the Company has experienced dramatic swings in its sales trends due to the widespread closure of its stores and other disruptions related to COVID-19. While sales trends have been decidedly positive since the Company’s stores reopened, with same store sales up 31.9% for its July 2020 fiscal period, the dramatic shifts in customer demand and the uncertainties of these unprecedented circumstances, including any future impact on consumer spending from the potential expiration of stimulus benefits, make it difficult for the Company to accurately forecast the months ahead. In light of the uncertainty in the current environment, for the third quarter of fiscal 2020 the Company is providing wide sales and earnings guidance ranges and expects earnings to reflect expense savings primarily from reductions in advertising and store operating hours. So long as conditions relating to the COVID-19 pandemic, including any regulations issued in response to the pandemic, do not materially impact the Company’s ability to continue to operate its stores, the Company believes it is reasonable to expect same store sales over the remainder of the fiscal 2020 third quarter to increase in the range of 5% to 15% compared to the comparable period during fiscal 2019. Assuming the Company achieves sales within that range over the remainder of the quarter, the Company would expect same store sales for the full third quarter of fiscal 2020 to increase in the range of 14% to 20% compared to the comparable period during fiscal 2019 and for earnings per diluted share for the quarter to be in the range of $1.00 to $1.30, compared to a same store sales increase of 0.3% and earnings per diluted share of $0.30 in the third quarter of fiscal 2019.

Store Openings

As previously announced, the Company did not open any new stores or permanently close any stores during the second quarter, ending with 431 stores in operation. However, beginning on March 20, 2020, the Company temporarily closed approximately one-half of its stores in response to state and local shelter orders related to the COVID-19 outbreak. At the end of April, approximately one-quarter of the Company’s stores remained temporarily closed. As of the end of May, all of the Company’s stores that were temporarily closed due to COVID-19 had reopened in some capacity, with less than 10% of the open stores operating for curbside business only in compliance with local regulations. As of the end of the second quarter all of the Company’s stores that were temporarily closed due to COVID-19 had reopened for in-store shopping, subject to appropriate social distancing restrictions and with reduced operating hours. Additionally, during the second quarter, four of the Company’s stores were temporarily closed due to damage incurred in connection with civil unrest, three of which reopened prior to the end of the second quarter and one of which reopened in the third quarter. During the second quarter, the Company also reopened its Pasadena, California store, which had been closed for an extended period due to a fire. During the third quarter, the Company has temporarily closed one store due to indoor mall closures required in California in response to COVID-19. Including that temporarily closed store, the Company currently has 431 stores in operation, which compares to 434 stores in operation at the same time in the prior year. For the fiscal 2020 full year, the Company does not currently anticipate opening any new stores and expects to permanently close approximately four stores, including three stores that were permanently closed during the first quarter, all of which were previously selected for closure prior to the COVID-19 pandemic.

Conference Call Information

The Company will host a conference call and audio webcast today, July 28, 2020, at 2:00 p.m. Pacific (5:00 p.m. Eastern), to discuss financial results for the second quarter fiscal 2020. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through August 4, 2020 by calling (844) 512-2921 to access the playback; the passcode is 13705945.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 431 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended June 28, 2020. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19 on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, public health issues (including those caused by COVID-19), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	June 28, 2020	December 29, 2019
ASSETS
Current assets:
Cash	$16,735	$8,223
Accounts receivable, net of allowances of $61 and $58, respectively	14,900	13,646
Merchandise inventories, net	270,924	309,315
Prepaid expenses	8,513	9,680

Total current assets	311,072	340,864

Operating lease right-of-use assets, net	270,999	262,588
Property and equipment, net	62,483	68,414
Deferred income taxes	12,782	13,619
Other assets, net of accumulated amortization of $2,216 and $2,043, respectively	3,123	3,315

Total assets	$660,459	$688,800

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$74,218	$83,655
Accrued expenses	61,986	64,935
Current portion of operating lease liabilities	70,998	71,542
Current portion of finance lease liabilities	2,602	2,678

Total current liabilities	209,804	222,810

Operating lease liabilities, less current portion	215,668	206,806
Finance lease liabilities, less current portion	3,440	4,787
Long-term debt	35,000	66,559
Other long-term liabilities	9,943	7,466

Total liabilities	473,855	508,428

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 25,551,421 and 25,314,289 shares, respectively; outstanding 21,901,208 and 21,664,076 shares, respectively	255	252
Additional paid-in capital	120,835	120,054
Retained earnings	108,041	102,593
Less: Treasury stock, at cost; 3,650,213 shares	(42,527)	(42,527)

Total stockholders’ equity	186,604	180,372

Total liabilities and stockholders’ equity	$660,459	$688,800

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net sales	$227,935	$240,965	$445,671	$486,251
Cost of sales	155,742	167,848	308,923	337,258

Gross profit	72,193	73,117	136,748	148,993
Selling and administrative expense	58,333	72,179	129,703	144,790
Other income	(2,500)	—	(2,500)	—

Operating income	16,360	938	9,545	4,203
Interest expense	749	738	1,484	1,514

Income before income taxes	15,611	200	8,061	2,689
Income tax expense	4,475	172	1,536	997

Net income	$11,136	$28	$6,525	$1,692

Earnings per share:
Basic	$0.52	$0.00	$0.31	$0.08

Diluted	$0.52	$0.00	$0.31	$0.08

Weighted-average shares of common stock outstanding:
Basic	21,252	21,118	21,200	21,074

Diluted	21,358	21,143	21,356	21,100